EXHIBIT L

[DB LETTERHEAD]

July 5, 2011

Quicksilver Resources Inc.
801 Cherry Street
Suite 3700, Unit 19
Fort Worth, Texas 76102
Attention:  Philip Cook

Mr. Cook:

Pursuant to Section 5 of the Underwriting Agreement dated June 15, 2011 (the “Underwriting Agreement”), by and among Quicksilver Resources, Inc., BreitBurn Energy Partners L.P. and BreitBurn GP LLC on the one hand, and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Wells Fargo Securities LLC, as representative of the several underwriters listed on Schedule I to the Underwriting Agreement  (the “Underwriters”) on the other, we hereby exercise our option to purchase 600,000 Option Units (as defined in the Underwriting Agreement) at the same purchase price per unit ($18.96) as the Underwriters paid for the Firm Units (as defined in the Underwriting Agreement).

The closing of the purchase of the Option Units shall occur on July 8, 2011.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.
for itself and as Representative of the Underwriters

By:	/s/ Mike Friezo
	Name:	Mike Friezo
	Title:	Managing Director

By:	/s/ Frank Windels
	Name:	Frank Windels
	Title:	Director

cc: Gregory C. Brown, BreitBurn Energy Partners L.P.